CERTIFICATE OF RETIREMENT
                                          OF
                             KAISER ALUMINUM CORPORATION
                                        UNDER
                SECTION 243 OF THE GENERAL CORPORATION LAW OF DELAWARE
                ------------------------------------------------------

               In accordance with Section 243 of the General Corporation Law of the State of Delaware, Kaiser Aluminum Corporation (the "Corporation"), a Delaware corporation, DOES HEREBY CERTIFY:

               FIRST:    That the Corporation has redeemed or converted and
          retired eight million, eight hundred, fifty-five thousand, five hundred fifty (8,855,550) shares of its 8.255% PRIDES, Convertible Preferred Stock, par value $.05 per share, of the Corporation (the "8.255% PRIDES"), which constituted all of the issued and outstanding shares of the 8.255% PRIDES.

               SECOND:   That the Certificate of Designations of 8.255%
          PRIDES, Convertible Preferred Stock of Kaiser Aluminum Corporation prohibits the reissuance of the shares of 8.255% PRIDES as shares of 8.255% PRIDES when so retired, but provides that such retired shares shall resume the status of authorized but unissued shares of Preferred Stock, par value $.05 per share, of the Corporation, without designation as to series or class, and that such shares may thereafter be issued, but not as shares of 8.255% PRIDES.

               THIRD:    That when this Certificate of Retirement becomes
          effective in accordance with Section 103 of the General Corporation Law of the State of Delaware, it shall have the effect of amending the Restated Certificate of Incorporation of the Corporation so as to reduce accordingly the number of authorized shares of the 8.255% PRIDES.

               IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by E. Bruce Butler, a Vice President, and attested by John Wm. Niemand II, its Secretary, this 12th day of February, 1998.


                                   KAISER ALUMINUM CORPORATION


                                   By:  /s/ E. Bruce Butler
                                       -------------------------------
                                       E. Bruce Butler, Vice President
          ATTEST:

          /s/ John Wm. Niemand II
          ------------------------------
          John Wm. Niemand II, Secretary

          [Corporate Seal]